Oncolytics Biotech® Launches Randomized Colorectal Cancer Study

Controlled study designed to confirm previous compelling efficacy with preliminary data expected by the end of 2026

Pelareorep-based treatment regimen recently granted Fast Track Designation in 2L KRAS-mutant MSS metastatic colorectal cancer, confirming its potential in this large indication

SAN DIEGO, CA, March 2, 2026 – Oncolytics Biotech® Inc. (Nasdaq: ONCY) (“Oncolytics” or the “Company”), a clinical-stage immunotherapy company developing pelareorep, today announced the initiation of a metastatic colorectal cancer (“mCRC”) Phase 2 study that will be referred to as REO 033.

In this trial, second-line (“2L”) RAS-mutated (which includes KRAS), microsatellite-stable (“MSS”) mCRC patients will be randomized to a control arm of bevacizumab (Avastin®) and fluorouracil, leucovorin, irinotecan (“FOLFIRI”) or an experimental arm of pelareorep, bevacizumab, and FOLFIRI. The study is powered for statistical significance, with each study arm expected to enroll 30 patients. All participants will have failed their initial treatment with platinum-based chemotherapy. The primary endpoint of the study is objective response rate (“ORR”), with progression-free survival (“PFS”), overall survival (“OS”), safety, and biomarker analysis as other endpoints. The trial will be sponsored by Oncolytics with Sanjay Goel, M.D., M.S., FASCO, Professor of Medicine at Rutgers Cancer Institute of New Jersey, as the Lead Investigator. The Company is expecting to initiate the first study site later this month and provide preliminary data by year-end.

“I am honored to lead this study as I have a long track record working with pelareorep and have witnessed its ability to improve patient outcomes in a meaningful way,” said Dr. Goel. “The colorectal cancer data we recorded in the REO 022 study continues to be compelling to this day, as evidenced by the Fast Track Designation, and I hope we can generate additional exciting data in this new trial to support registration.”

The previous REO 022 clinical study of pelareorep, bevacizumab, and FOLFIRI in this population demonstrated a median OS of 27 months and a median PFS of 16.6 months, both of which substantially exceed the median 11.2- and 5.7-month OS and PFS, respectively, observed for standard-of-care therapy. Similarly, ORR in the same study was 33% for pelareorep-containing therapy compared to approximately 10% for standard-of-care treatment.1-2 Last month, the Company announced that pelareorep in combination with bevacizumab and FOLFIRI was granted Fast Track Designation by the U.S. Food & Drug Administration in 2L KRAS-mutant, MSS mCRC.

“The potential to improve clinical outcomes compared to the standard-of-care in the second-line setting would have the potential to benefit patients around the world who are affected by colorectal cancer,” said Dr. Van Morris, Associate Professor in the Department of Gastrointestinal Medical Oncology at The University of Texas MD Anderson Cancer Center in Houston, TX, and member of the Oncolytics Biotech Gastrointestinal Scientific Advisory Board. “An immunotherapy with the potential to improve outcomes would improve treatment options in colorectal cancer and would be highly welcomed, especially as we are seeing more and more younger patients being diagnosed with colorectal cancer.”

References
1.Bennouna J. Lancet Oncol (14):29-37, 2013
2.Iwamoto S. Ann Oncol. Jul;26(7):1427-33, 2015

About Oncolytics Biotech Inc.
Oncolytics is a clinical-stage biotechnology company developing pelareorep, an investigational intravenously delivered double-stranded RNA immunotherapeutic agent. Pelareorep has demonstrated encouraging results in multiple first-line pancreatic cancer studies, two randomized Phase 2 studies in metastatic breast cancer, and early-phase studies in anal and colorectal cancer. It is designed to induce anti-cancer immune responses by converting immunologically “cold” tumors “hot” through the activation of innate and adaptive immune responses.

The Company is advancing pelareorep in combination with chemotherapy and/or checkpoint inhibitors in metastatic gastrointestinal cancers, where pelareorep has received Fast Track designation from the FDA for colorectal and pancreatic cancer. Oncolytics is actively pursuing strategic partnerships to accelerate development and maximize commercial impact. For more about Oncolytics, please visit: www.oncolyticsbiotech.com or follow the Company on social media on LinkedIn and on X @oncolytics.

Forward-looking statements
This press release contains forward-looking statements, within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under applicable Canadian securities laws (such forward-looking statements and forward-looking information are collectively referred to herein as “forward-looking statements”). Forward-looking statements contained in this press release include statements regarding beliefs as to the potential, registration, mechanism of action and benefits of pelareorep as a cancer therapeutic; the anticipated design, size, management, timelines, milestones, and outcomes of current and future studies; the Company’s goals, strategies, and objectives; and its belief in the clinical promise of pelareorep in colorectal and other gastrointestinal cancers. In any forward-looking statement in which Oncolytics expresses an expectation or belief as to future results, such expectations or beliefs are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will be achieved. These statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those anticipated. These risks include, but are not limited to, regulatory outcomes, trial execution, financial resources, access to capital markets, and market dynamics. Please refer to Oncolytics’ public filings with securities regulators in the United States and Canada for more information. The Company assumes no obligation to update forward-looking statements, except as required by law.

Company Contact
Jon Patton
Director of IR & Communication
jpatton@oncolytics.ca

Investor Relations for Oncolytics
Mike Moyer
LifeSci Advisors
+1-617-308-4306
mmoyer@lifesciadvisors.com

Media Contact for Oncolytics
Owen Blaschak
LifeSci Communications
oblaschak@lifescicomms.com